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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT
                             AND REPORT ON SCHEDULE

To the Board of Directors and Stockholders of Collectors Universe, Inc.


     We consent to the use in this Amendment No. 2 to Registration Statement No. 333-86449 of Collectors Universe, Inc. on Form S-1 of our report dated August 27, 1999, September 1, 1999 as to Note 14 and October 28, 1999 as to the effects of the matters described in Note 15 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note
15), appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.


     Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule, "Valuation and Qualifying Accounts," of Collectors Universe, Inc. and subsidiaries listed in Item 16(b). This financial statement schedule is the responsibility of the management of Collectors Universe, Inc. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Costa Mesa, California

October 29, 1999